10.2

Website Services Agreement

This Website Service Agreement (“this Agreement”), dated effective September 9, 2005 (“Effective Date”), is entered into by Tootie Pie Company, Inc., a Nevada Corporation, (“the Company”), and Wes Wilson, an individual residing in Bexar County, Texas (“Provider”). The purpose of this agreement is to outline the general scope, work product and services to be performed by Provider on behalf of the Company. This agreement is a fully integrated agreement that incorporates all previous discussions and will serve as the final definitive agreement concerning the services to be provided by Provider to the Company. This agreement is entered into and is fully performable in Boerne, Kendall County, Texas.

Term of Agreement:  This agreement shall remain in full force for one year from the Effective Date listed above.

Services:  During the term of this Agreement Provider will provide the following services to the Company:

1.) The development of a new website for Tootie Pie Company, Inc. This website will include all functions necessary to allow Tootie Pie Company, Inc. to support and operate an online sales effort;

2.) Ongoing maintenance and operational design of the Company website; and

3.) General website consulting for the Company.

The Company has purchased the Peachtree Website Designer Pro, a website design software and hosting service, for the next year. Provider will utilize this software, specifically the code included therein, in order to ensure connectivity between the Company website and the Company accounting software. The Company has also looked into the marketing services provided by Texas Creative, and has determined that they can be a viable and valuable resource for graphic design and overlay when necessary. Provider will act as a project manager for the Company concerning these issues and will work with Tootie Pie Company management to perform these functions.

Following is a general listing of functions Provider will perform for the Company directly related to the web site development and maintenance. Services to be provided by Provider shall include, but not be limited to, the following:

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Site design and development

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Site uploading and testing

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Web site hosting management and troubleshooting

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Email account creation (…@tootiepieco.com)

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Implement customer friendly shopping cart systems to include credit card order acceptance

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Rich media development using Macromedia Flash

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Edit and Optimize photos to be used on site

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Develop automated mailing list capabilities

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Search Engine Submissions (10 major engines)

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Provide user/visitor statistics

Consideration:  In consideration of the services to be provided to the Company by Provider pursuant to this Agreement, the Company shall pay to Provider a cash payment in the amount of $2,000.00 payable 50% paid upon execution of this Agreement and the remaining 50% paid upon website completion and acceptance by the Company. As additional consideration for this Agreement, the company shall deliver to Provider, upon completion and acceptance by the Company of the website, Forty Thousand (40,000) fully paid and non-assessable shares of common stock in the Tootie Pie Company, Inc., a Nevada Corporation.

Signed and accepted this 9th day of September, 2005.

Provider

Tootie Pie Company, Inc.,

a Nevada Corporation

/s/ Wes Wilson

/s/ Don L. Merrill, Jr.

Wes Wilson

By: Don L. Merrill, Jr.

Its: President